UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                         RAVEN MOON INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  754219 30 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 14, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /_/ Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     /_/ Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

                                  SCHEDULE 13G

CUSIP No.  754219 30 1
         ---------------

   1       NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
           J. Bennett Grocock
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) /__/ ___________________________________________________________
           (b) /__/ ___________________________________________________________
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------

                             5     SOLE VOTING POWER        17,500,000
           Number of
                             ---------------------------------------------------

           Shares            6     SHARED VOTING POWER               0
           Beneficially
           Owned by          ---------------------------------------------------

           Each              7     SOLE DISPOSITIVE POWER   17,500,000
           Reporting
           Person            ---------------------------------------------------

           With              8     SHARED DISPOSITlVE POWER          0

--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             17,500,000
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             7.42%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

                             IN
--------------------------------------------------------------------------------

                               Page 2 of 4 pages

Item 1.   (a)      Name of Issuer:  Raven Moon International, Inc.

          (b)      Address of Issuer's Principal Executive Offices:
                      120 International Parkway, Suite 220
                      Heathrow, FL  32746

Item 2.   (a)      Name of Person Filing:  J. Bennett Grocock

          (b)      Address of Principal Business Office or, if none, Residence:
                         455 S. Orange Avenue, Suite 500
                         Orlando, FL  32801

          (c)      Citizenship:  United States of America

          (d)      Title of Class of Securities:  Common

          (e)      CUSIP Number:  754219 30 1

Item 3.   If this statement if filed pursuant toss.240.13d-1(b)  or  240.13d-2
          (b) or (c), check whether the person filing is a:

          (a) /__/ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b) /__/ Bank as defined in section 3(a) (6) of the Act (15 U.S.C.
                   78c).

          (c) /__/ Insurance company as defined in section 3(a) (19) of the Act (15 U.S.C. 78c).

          (d) /__/ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) /__/ An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E);

          (f) /__/ An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

          (g) /__/ A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

          (h) /__/ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) /__/ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j) /__/ Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                               Page 3 of 4 pages

Item 4.   Ownership:

          (a)      Amount beneficially owned:    17,500,000
                                             -----------------------------------

          (b)      Percent of class:             7.42%
                                    --------------------------------------------

          (c)      Number of shares as to which the person has:


                   (i)  Sole power to vote or to direct the vote   17,500,000
                                                                ----------------

                   (ii) Shared power to vote or to direct the vote          0
                                                                  --------------

                   (iii)Sole power to dispose or to direct the disposition of
                                               17,500,000
                        --------------------------------------------------------

                   (iv) Shared power to dispose or to direct the disposition of
                                               0
                        --------------------------------------------------------


Item 5.   Not Applicable

Item 6.   Not Applicable

Item 7.   Not Applicable

Item 8.   Not Applicable

Item 9.   Not Applicable

Item 10.  Certifications.

     [ ]  Certification pursuant to Section 240.13d-1(b):

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     [X]  Certification pursuant to Section 240.13d-1(c):

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a partcipant in any transaction having that purpose or effect.


                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

                                                          8-20-01
                                            ------------------------------------
                                                           Date

                                             /s/  J. Bennett Grocock
                                            ------------------------------------
                                                  J. Bennett Grocock



                                            ------------------------------------
                                                         Name/Title

                               Page 4 of 4 pages